Exhibit 2.32

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Third Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into as of July 31, 2012 (the “Effective Date”) by and among: F & F VENTURES, LLC, an Oklahoma limited liability company, TULSA CHRISTIAN CARE, INC., d.b.a. COMPANIONS SPECIALIZED CARE CENTER, an Oklahoma corporation, GEORGE PERRY FARMER, JR., and JESSICA L. FARMER (collectively, “Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated as of March 14, 2012, as amended by that First Amendment to Purchase and Sale Agreement dated as of April 19, 2012 and as further amended by that Second Amendment to Purchase and Sale Agreement dated as of June 19, 2012 (as amended, the “Agreement”); and

WHEREAS, Purchaser and Seller desire to amend the Agreement to extend the Closing Date and to make such other modifications on the terms hereinafter set forth.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.                                    Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Agreement.

2.                                    Closing Date. The Agreement is hereby amended to provide that the Closing Date is extended to and shall be August 17, 2012.

3.                                    Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

4.                                    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

IN WITNESS WHEREOF, each party has caused this Amendment to be executed as of the date set forth hereinabove.

SELLER:		PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ G. Perry Farmer, Jr.
	G. Perry Farmer, Jr., Owner, F&F	By:	/s/ Boyd P. Gentry
Ventures, L.L.C., Owner, Tulsa Christian			Boyd P. Gentry, Manager
Care, Inc., d/b/a Companions Specialized
Care Center

By:	/s/ Jessica L. Farmer
Jessica L. Farmer